Exhibit 2.1

SHARE PURCHASE AGREEMENT

between

Aspire Global International Limited;

AG Communications Limited;

Aspire Global 7 Limited; and

Aspire Global plc, on the first part;

Esports Product Technologies Malta Ltd

and

Esports Technologies, Inc., on the second part;

and

Karamba Limited, on the third part.

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SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (hereinafter also referred to as the “Agreement”) is being executed on this the 1st day of October, 2021 by and between

On the first part:-

Aspire Global International Limited, a company incorporated under the laws of Malta, bearing company registration number C 42296, and having its registered office situated at 135, High Street, Sliema, Malta (hereinafter called the "Seller 1");

AG Communications Limited, a company incorporated under the laws of Malta, bearing company registration number C 48328, and having its registered office situated at 135, High Street, Sliema, Malta (hereinafter called the "Seller 2");

Aspire Global 7 Limited, a company incorporated under the laws of Malta, bearing company registration number C 89966, and having its registered office situated at 135, High Street, Sliema, Malta (hereinafter called the "Seller 3");

Aspire Global plc, a company incorporated under the laws of Malta, bearing company registration number C 80711, and having its registered office situated at LEVEL G, OFFICE1/5086, QUANTUM HOUSE, 75, ABATE RIGORD STREET, TA' XBIEX XBX 1120, MALTA (hereinafter called the "Seller 4" and together with Sellers 1, 2 and 3, the "Seller");

On the second part:-

ESPORTS PRODUCT TECHNOLOGIES MALTA LTD., a company incorporated under the laws of Malta, bearing company registration number C 99697 and having its registered office situated at Level 3 (Suite No.2873) Tower Business Centre, Tower Street, Swatar, Birkirkara, BKR4013, Malta (hereinafter referred to as the "Purchaser");

ESPORTS TECHNOLOGIES, INC., company incorporated under the laws of the State of Nevada, U.S.A. and having its registered office situated at 197 E. California Ave., Ste. 302, Las Vegas, Nevada 89104 (hereinafter referred to as the "EBET")

and

On the third Part:-

Karamba Limited, a limited liability company incorporated and existing under the laws of Malta bearing registration number C99777 with registered office at 135 High Street, Sliema, Malta (hereinafter referred to as the "Company");

(The Seller, the Purchaser and the Company shall hereinafter be individually each referred to as a “party” and collectively referred to as the “parties”).

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PREAMBLES:

WHEREAS the Seller 4 and the EBET have entered into a Term Sheet and Letter of Intent dated 27 May 2021 and subsequent amendment thereof, effective August 16, 2021 (collectively “Term Sheet”), whereby among other non-binding commitments, each of EBET and Seller 4 expressed their intention in writing in connection with the purchase by EBET of the Assets (as defined hereinbelow) of the Seller on a debt-free or cash-free basis and free of any claims, encumbrances, security interests or restrictions (other than as identified therein);

WHEREAS, the Seller 4 and EBET have undertaken to execute on the Term Sheet terms and as a result have caused this Agreement to be presented including all parties (as defined hereinabove) required so as to allow for the appropriate form, structure and parties necessary to effectuate the transaction presented in the Term Sheet;

WHEREAS each of the Sellers 1, 2, 3 and 4 is at the date hereof, the registered owner of 300 Ordinary Shares having a nominal value of one Euro (€1) each, fully paid-up, in the Company;

WHEREAS on or about the Closing Date, the Sellers 1, 2, 3 and 4 will enter into an Asset Purchase Agreement with the Company (the "APA"), such that as of the Closing Date, the Company shall hold and own full, good, and valid title free of all liens, encumbrances, security interests, claims and third-party rights, to all the business to consumer (B2C) assets, liabilities, and operations, as further defined in Schedule A to this Agreement and collectively referred to as the “Assets”;

WHEREAS the Seller or its Affiliates (as that term is defined herein below) are parties to a number of material contracts for services that are necessary for the operation of the Assets as conducted as of the Closing Date, which are listed in Schedule 6.5 to this Agreement (hereinafter referred to as “Assigned Contracts”);

WHEREAS the Company, in terms of its latest Memorandum & Articles Association, has an authorised share capital of one thousand and two hundred Euro (€1,200) divided into one thousand and two hundred (1,200) Ordinary Shares of one Euro (€1) each and an issued share capital of one thousand and two hundred Euro (€1,200) divided into one thousand and two hundred (1,200) Ordinary Shares of one Euro (€1) each;

WHEREAS the Seller is desirous of transferring the entire share capital of the Company as exists at the Closing Date (hereinafter referred to as the “Shares”) to the Purchaser, who is desirous of acquiring the said Shares on the terms and subject to the conditions set forth in this Agreement;

WHEREAS simultaneously to the Closing and as a material condition to Closing, the Seller, and the Purchaser and/or the Company as then fully owned by the Purchaser, shall enter into an agreement whereby the Seller, or any of its Affiliate shall provide continuation of services related to the Assets for all enterprise agreements listed in Schedule A, which are required in order to operate the Assets and which are in force at the Closing Date, between the Seller and any third-party (hereinafter referred to as the “Transition Services Agreement”). The Transition Services Agreement that shall be entered into by and between the Seller, the Purchaser and/or the Company shall contain standard business provisions and shall materially include the terms and conditions contemplated in the above-mentioned Term Sheet and Letter of Intent.

WHEREAS simultaneously to the Closing and as a material condition to Closing, the Seller, the Purchaser and/or the Company as then fully owned by the Purchaser, shall enter into a business to consumer white label operator services agreement, based upon a migration plan in accordance with applicable laws hereinafter respectively referred to as (the “Operator Services Agreement” and the “Migration Plan”, respectively, and together with the Transition Services Agreement, the "Ancillary Agreements"). The Operator Services Agreement shall include a term duration of four (4) years and will otherwise contain standard business provisions and shall materially include the terms and conditions contemplated in the above-mentioned Term Sheet and Letter of Intent (where applicable).

WHEREAS, on or about September 16, 2021, Seller submitted for approval with the Malta Gaming Authority (“MGA”) the form and substance of a Migration Plan (the “MGA Approval”). The intention of the MGA Approval is to effectively enable the Sellers 1, 2, 3 and 4 to sell and otherwise transfer to the Company the Assets (as defined herein) and receive confirmation of MGA Approval of the Migration Plan.

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NOW THEREFOR IT IS HEREBY AGREED AS FOLLOWS:

1.	SUBJECT MATTER

1.1	As of the Closing Date, the Company shall be the sole beneficial owner/holder of the Assets and Assigned Contracts, and shall have full title over the said Assets, which is good and valid, free of all liens, encumbrances, security interests, claims and third-party rights.

1.2	The Seller hereby transfers and sells the Shares in the Company to the Purchaser (together with all rights attaching thereto at the Closing Date and subject to the terms and conditions herein below mentioned), and the Purchaser hereby accepts and acquires the Shares in the Company.

1.3	The Seller hereby agrees to waive any pre-emption rights they may have in relation to the Shares and the share transfer contemplated in this Agreement.

1.4	In instances where the termination of the said Assigned Contracts is necessary and/or required the Seller shall be solely responsible to handle any such termination. Except as set out in Schedule 6.5(ii) of the Disclosure Schedules, no Key Contract which includes a change of control provision requiring the written consent of a third party due to the transfer of the Shares to Purchaser, and, to the extent required, the Seller shall provide Purchaser with such required written consent fully executed no later than the Closing Date.

2.	EXECUTION AND CLOSING

2.1	On the date of execution of this Agreement by all the parties thereto (hereinafter referred to as the “Execution Date”), the parties shall exchange and deliver the Execution Documentation, with copies of same to be exchanged via email between the parties at least three days prior the Execution Date and this as further contemplated in Schedule B to this Agreement.

2.2	Unless extended by the Parties in writing, no later than sixty (60) calendar days following the Execution Date (which day shall be referred to as the “Closing Date”), the parties shall meet, satisfy and otherwise deliver each of the Closing Deliverables indicated in Schedule C to this Agreement and the payment of the Price as defined hereunder shall be made in accordance with Clause 3.2 below.

3.	PRICE

3.1	The Shares are being transferred by the Seller for the total price of Sixty-Five Million Euro (€65,000,000) (hereinafter referred to as the "Price"), payable by the Purchaser to the Sellers (the allocation of said Price to be determined mutually in good faith at the Closing), as follows:

a.	Cash Amount. An amount of Fifty Million Euro (€50,000,000) in cash;

b.	Loan Amount. An amount of Ten Million Euro (€10,000,000), materially on the terms set out in Schedule 3.1(i) and materially in accordance with the terms of the form of promissory note attached hereto as Schedule 4.1(ii); and

c.	Exchange Shares. Such number of newly-issued common stock of the Purchaser having an aggregate market value equal to Five Million Euro (€5,000,000), based on the weighted-average per-share price of the ten (10) days prior to the Execution Date (the "Exchange Shares").

Any and all tax consequences resulting from the payment of the purchase Price including but not limited to the Exchange Shares shall be borne solely by the Seller.

3.2	Within forty-five (45) days as of the Closing Date, the Purchaser will file with the Securities and Exchange Commission any applicable registration statement required in order to register the Exchange Shares for trading such that the Exchange Shares shall not to be restricted from trading under applicable laws and will be fully tradeable without any trading limitations upon effectiveness of such registration, and (b) shall make all efforts to make the registration statement declared effective, and maintain it in effect until the Seller have sold all its Exchange Shares.

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3.3	The Price in full, including all cash, Exchange Shares and Note due pursuant to Sections 3.1 (a),(b) and (c) shall be paid, issued and otherwise delivered on the Closing Date upon satisfaction of the Closing Deliverables detailed in Schedule C, by parties, and this in full and final settlement of the cash portion of the Price, by wire transfer of immediately available funds to be provided in writing by Seller to Purchaser prior to Closing (the "Aspire Account").

4.	GENERAL REPRESENTATIONS AND WARRANTIES

Each of the parties hereby represents and warrants, severally and not jointly, solely with respect to itself, the following:

4.1	The persons signing this Agreement and the Ancillary Agreements are authorized signatories of each party and are duly empowered to sign the said Agreement and that there are no further consents or approvals required for the execution or performance of said Agreement that have not been duly obtained.

4.2	The representations and warranties of the parties contained in this Agreement shall survive and continue in full force and effect for a period of twenty four (24) months following, and calculated from, the Execution Date provided, however, that the Representations and Warranties indicated in clauses 5.2, 6.7 and 6.12 hereunder, shall survive until the expiration of the statute of limitations (after taking into account any waiver, extension, or mitigation thereof, in each case, in accordance with applicable law), if any, applicable to the subject matters set forth therein (respectively, the "Survival Period").

4.3	The covenants contained herein shall become effective upon the Execution Date and, subject to the terms and conditions hereunder, survive the Execution Date for purposes of any claim of nonfulfillment, non-performance, or breach thereof, unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term, and in each case until such claim has been finally resolved.

4.4	Each party hereto shall be entitled to rely upon, and shall be deemed to have relied upon, all representations, warranties and covenants of each other party set out in this Agreement which have been or are made in favour of such party, and the rights of each of the parties shall not be affected notwithstanding (i) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation, (ii) any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the parties hereto, (iii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation, or (iv) the execution of this Agreement.

5.	REPRESENTATION AND WARRANTIES OF THE PURCHASER

Each of the Purchaser and EBET, hereby represents and warrants to the Seller and the Company as follows:

5.1	Organisation and Standing. The Purchaser is duly organized, validly existing and in good standing under the laws of Malta, and has requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

5.2	Authorisation and Binding Effect. The Purchaser has the full right, power, and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Purchaser or its Affiliate and is a valid and binding agreement of the Purchaser. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations hereunder have been duly authorised by all necessary action on behalf of the Purchaser or its Affiliate, and this Agreement constitutes a legal, valid and binding agreement of the Purchaser or its Affiliate, enforceable against the Purchaser or its Affiliate in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

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5.3	Compliance with Laws and Other Instruments. The Purchaser is in compliance in all material respects with all applicable laws, ordinances, regulations and orders of all governmental entities or authorities. The execution and delivery by the Purchaser, the consummation of the transfer of shares contemplated hereby and the performance by the Purchaser of its obligations hereunder, will not conflict with, or result in any violation of or default under any provision of any governing instrument applicable to the Purchaser, or any agreement or instrument to which the Purchaser is a party or by which the Purchaser or any of its properties is bound, or any license, permit, franchise, judgment, order, writ, decree, statute, rule or regulation applicable to the Purchaser or any of its businesses or properties.

5.4	No Other Contracts. The Purchaser represents and warrants that neither the execution and delivery of this Agreement by the Purchaser nor the performance of the Purchaser’s duties and obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, indenture or contract to which the Purchaser is a party or by which the Purchaser is bound, nor shall the execution and delivery of this Agreement by the Purchaser or the performance of the Purchaser’s duties and obligations hereunder give rise to any claim or charge against either the Purchaser, the Seller or the Company based upon any other contract, indenture or agreement to which the Purchaser is a party or by which the Purchaser is bound.

5.5	Examination of documentation. The Purchaser has received, read, understood and is fully familiar with the documents and financial information related to the Company accompanying this Agreement. The Purchaser and the Purchaser’s representatives, including its partners, the Purchaser’s financial, tax, legal and other advisers (collectively, “Purchaser’s Advisors”), have carefully reviewed all documents furnished to them in connection with the acquisition/assignment of the Shares, the Assets, Licences, and Assigned Contracts, and understand and have taken cognizance of all the risk factors delivered herewith and related to such a transaction.

5.6	Information furnished. Any information which the Purchaser has heretofore furnished or is furnishing herewith to the Company about the Purchaser, and any and all information filed by the Purchaser with the relevant authorities, is complete and accurate. Additionally, any information furnished by the Purchaser in connection with its financial situation accurately lists and fairly presents, in all material respects, its financial condition and operating results.

5.7	Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in public placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its purchase of the Shares from the Seller and has the capacity to protect its own interests.

5.8	Non-Contravention. Neither the execution and the delivery of this Agreement and each Ancillary Agreement, document, instrument or certificate contemplated hereby to which Purchaser or its Affiliate is a party, nor any of the transactions contemplated hereby or thereby, shall (i) violate any law or other restriction to which Purchaser or its affiliate is subject or any provision of its certificate of incorporation or its bylaws or (ii) result in a breach or acceleration of, or create in any party the right to accelerate, terminate, modify, or require any notice under any agreement, or other arrangement by which it is bound or to which any of its assets are subject. Neither the Purchaser nor its Affiliate is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental entity in order for the parties to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. There are no actions pending or threatened against or affecting Purchaser or its Affiliate at law or in equity, or before any governmental entity, which would adversely affect Purchaser's performance under this Agreement or the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby.

5.9	Acknowledgment by the Purchaser. The Purchaser acknowledges that, other than as set forth in this Agreement and any certificate or other document Disclosed by the Seller, the Seller neither makes nor has made any representation or warranty, either express or implied, (i) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the business heretofore delivered to or made available to Purchaser or any of its respective agents, representatives, or affiliates.

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5.10	Ownership of the Exchange Shares. The Exchange Shares to be issued and delivered in accordance with Section 3.1 (c) to Seller 4, shall be, upon issuance and delivery of such shares: (i) fully paid and non-assessable, (ii) rank equally in all respects with EBET’s issued and outstanding common stock at that time, (iii) be validly issued in accordance with EBET's organizational documents, (iv) be issued without contravention of any applicable laws and regulations, listing rules or any other securities laws, regulations or rules to which EBET is subject or any order of any governmental authority that is binding on EBET, and (v) be free and clear of any and all encumbrances, including any pledge, charge, mortgage, security interest, lien, joint ownership, guarantee, restriction, option, preemption right, right of first refusal, promise, option, claim, third-party right, easement, lease, sublease, right of way or any other in-rem or personal security of any kind relating to underlying properties or assets or any person or any other undertaking or obligation or duty which has the purpose or effect of restricting the ownership or the transferability or use of the Exchange Shares or any right therein.

5.11	Restricted Securities. Seller understands that, until their registration in accordance with Section 3.2 herein, the Exchange Shares will be characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Exchange Shares may be resold without registration under the Securities Act of 1933, as amended, only in certain limited circumstances. It is understood that the book-entry notice evidencing the Exchange Shares shall bear substantially the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS. THESE SECURITIES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT, APPLICABLE STATE SECURITIES LAWS (PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM). THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

6.	REPRESENTATION AND WARRANTIES OF THE COMPANY AND SELLER

Other than what has been disclosed in Schedule D attached hereto or the Data Room ("Disclosed"), the Company and Seller (and each of them) hereby represent and warrant to the Purchaser as follows:

6.1	Organisation and Standing. The Company and the Seller are each duly incorporated/organized, validly existing and in good standing under the laws of Malta and have the requisite power and authority to own, lease and operate their properties and to carry on their business as presently conducted.

6.2	Authorisation and Binding Effect. The Seller and the Company have all requisite powers and authority to execute and deliver, and to perform their obligations under this Agreement. This Agreement has been duly executed and delivered by the Seller and the Company and is a valid and binding agreement of the Seller and the Company. The execution and delivery of this Agreement by the Seller and the Company and the performance by the Seller and the Company of their obligations hereunder have been duly authorized by all necessary action on behalf of the Seller and the Company, and this Agreement constitutes a legal, valid and binding agreement of the Seller and the Company, enforceable against the Seller and the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

6.3	Absence of Restrictions and Conflicts. Schedule 6.3(i) of the Disclosure Schedule contains the Company's organisational documents effective as of the Closing Date (the "Company's Organizational Documents"). The execution and delivery of this Agreement, the consummation of the transfer of shares contemplated hereby and the performance by the Seller and the Company of their obligations hereunder will not conflict with or result in the violation of or default under any provision of the Company’s Organisational Documents. Except as set out in Schedule 6.3(ii) of the Disclosure Schedules, no consent, approval, authorization or order of any court or governmental agency is required in connection with the consummation of the transaction contemplated in this Agreement.

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6.4	Compliance with Laws and Other Instruments. Except as set out in Schedule 6.4 of the Disclosure Schedules, to the knowledge of the Seller, the Company and the Seller are in compliance in all material respects with all laws, ordinances, regulations and orders of all governmental entities or authorities, which are applicable to the Assets, in territories in which the Seller has been licensed. Except as set out in Schedule 6.4 of the Disclosure Schedules, the execution and delivery by the Company and the Seller, the consummation of the transfer of shares contemplated hereby and the performance by the Company and the Seller of their obligations hereunder with regard to the Assets, will not conflict with, or result in any violation of or default under any provision of any governing instrument in jurisdictions in which the Seller is licensed and are applicable to the Company and the Assets. Additionally, except as set out in Schedule 6.4 of the Disclosure Schedules, since its incorporation, to the knowledge of the Seller, the Company has: (i) not in any manner been charged with and, to the knowledge of the Company and/or the Seller, the Company is not under investigation with respect to any actual or alleged violation of any applicable law, regulation, ordinance, order or other requirement of a governmental entity or authority, (ii) not been a party to or bound by any order, judgment, decree or aware of any governmental entity or authority that would reasonably have a material adverse effect on the Company; and (iii) filed all material reports required to be filed with any governmental entity or authority and, all such reports are accurate and complete in all material respects and in compliance in all material respects with all applicable laws.

6.5	Assigned Contracts; Key Contracts; No Other Contracts. The Assigned Contracts and the Assigned Contracts that are key and material contracts (the "Key Contracts") are the contracts listed in Schedule 6.5(i) of the Disclosure Schedules. The Seller and the Company represent and warrant that, except as set out in Schedule 6.5(ii) of the Disclosure Schedules, neither the execution and delivery of this Agreement by any of them, nor the performance of the their duties and obligations hereunder, shall constitute a default under or a breach of the terms of any Key Contract or any other agreement, indenture or contract to which the Company is a party or by which the Company is bound, nor, to the knowledge of the Seller, shall the execution and delivery of this Agreement by the Seller and/or the Company or the performance of the their duties and obligations hereunder give rise to any claim or charge against either the Purchaser, the Seller or the Company based upon any other contract, indenture or agreement to which the Seller and/or the Company are a party or by which the Seller and/or the Company are bound.

6.6	Shareholding. The Seller warrants that the Shares represent one hundred percent (100%) of the shareholdings in the Company, and that the Shares are being transferred to the Purchaser free from all pledges, charges, encumbrances, liability pledge or other indebtedness and third-party rights and together with all rights attaching thereto.

6.7	Title to Assets and Assigned Contracts. The Company warrants that, as of Closing Date, it is the sole beneficial owner of the Assigned Contracts and has good, full, and valid title to all of the Assets, free and clear of all liens, encumbrances, security interests, claims, and third-party rights .

6.8	No Infringement. With respect to the Assets and/or Assigned Contracts, the Company and the Seller warrant that, to the knowledge of the Seller, the operation and use of the Assets, as conducted as of the Closing Date, have not and do not violate, misappropriate or infringe upon any rights, including any intellectual property rights, of any third party, except as set out in Schedule 6.8 of the Disclosure Schedules.

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6.9	Financial Statements. The Company and the Seller hereby warrant that as of Closing the Seller will provide the Purchaser with true and complete copies of (i) the audited combined carve-out balance sheet of the Seller that relate to the Assets as of September 30, 2020 and related audited combined carve-out statements of comprehensive income, net parent investment, and cash flow for the year then ended, together with the notes thereto and the report there on of the independent registered public accounting firm (collectively, the “2020 Combined Carve-out Financial Statements”) as they relate to the Assets, and (ii) of the unaudited combined carve-out balance sheet of the Seller as it relates to the Assets (the “Latest Balance Sheet”) as of June 30, 2021, and the related unaudited combined carve-out statements of comprehensive income, net parent investment, and cash flows for the nine-month period then ended solely as they relate to the Assets (collectively the “Interim Combined Carve-out Financial Statements”, and together with the Audited Financial Statements, the “2020 Combined Carve-out Financial Statements”). Seller will provide the Purchaser with true and complete copies of (i) the audited combined carve-out balance sheet of the Seller that relate to the Assets as of September 30, 2021 and related audited combined carve-out statements of comprehensive income, net parent investment, and cash flow for the year then ended, together with the notes thereto and the report there on of the independent registered public accounting firm (collectively, the “2021 Combined Carve-out Financial Statements”) if required in any SEC filing. The form and content of the 2020 Combined Carve-out Financial Statements and the 2021 Combined Carve-out Financial Statements (collectively “the Combined Carve-out Financial Statements”) comply with the general financial statement requirements in SEC Regulation S-X, Rules 3-01 through 3-04 and fairly present in all material respects the financial condition and the results of operations, changes in net parent investment and cash flow of the acquired assets as of the respective dates of and for the periods referred to in the Combined Carve-out Financial Statements. The Combined Carve-out Financial Statements are directly derived from the books and records of the Seller, as they relate to the Assets during the respective periods. The Company and the Seller have maintained materially accurate books and records reflecting the assets and liabilities of the Assets and have utilized the same internal controls over financial reporting when completing the Combined Carve-out Financial Statements. Additionally, there has been no material change in any of the accounting (or tax accounting) policies, practices or procedures of the Company or the Seller, such that all information furnished in the Combined Carve-out Financial Statements accurately lists and fairly presents, in all material respects, the financial condition and operating results of the Assets.

6.10	Information furnished. Any information which the Seller and the Company is furnishing herewith to the Purchaser pursuant to this Agreement, and any and all notices filed by the Seller and the Company with the relevant authorities, is complete and accurate in all material respects.

6.11	Legal Disputes and Proceedings. Except as set out in Schedule 6.11 of the Disclosure Schedules, the Company and the Seller warrant that they have used and operated their business relating to the Assets and Assigned Contracts in the jurisdictions where the said use and operation was authorised and that any pending, threatened, existing or future issues, claims, disputes, proceedings, penalties, orders, and/or fines arising from any unlawful use or operation of the Assets and Assigned Contracts prior to the Execution Date shall be the sole responsibility of the Seller and the Seller shall assume any and all liability relating thereto. Additionally, except as set out in Schedule 6.11 of the Disclosure Schedules, the Company and the Seller warrant that, to their knowledge, there are no pending or threatened proceedings, claims, warrants, judgments, sanctions or orders, whether in writing or otherwise, against the Company and the Seller, or any of their subsidiary or related companies ("Affiliates"), or any of their respective involved parties including any officers, directors, shareholders, legal and judicial representatives, company secretaries, and/or employees in their capacities as such, in any manner relating to or effecting the Assets, Assigned Contracts and/or the transfer of Shares contemplated in this Agreement.

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6.12	Taxes. The Company, and the Seller have complied in all material respects with all applicable laws and regulations relating to taxes, has paid all taxes, and has made all withholdings required to be paid or made relating to or effecting the sale of the Assets, and/or the transfer of Shares contemplated in this Agreement. The Company and the Seller have or will have timely filed (or caused to be filed) all tax Returns, forms, and declarations required to be filed by it that to the knowledge of the Seller are required to be filed on or prior to the date of this Agreement and all such tax returns, forms, and declarations, are true, complete and correct in all material respects relating to or effecting the sale of the Assets, and/or the transfer of Shares contemplated in this Agreement. Additionally, to the best of their knowledge, the Company and the Seller have or will have timely paid (or caused to be timely paid) all taxes (whether or not shown on any tax Return) that are due and payable on or prior to the date of this Agreement except taxes which have not yet accrued or otherwise become due and has duly made provisions for the payment of the applicable taxes relating to or effecting the Assets, and/or the transfer of Shares contemplated in this Agreement. Except as set out in Schedule 6.12(i) of the Disclosure Schedule, no audits, examinations, investigations, claims, or other proceedings are in progress or, to the knowledge of the Company and the Seller, pending or threatened with regard to any taxes or tax returns of the Company and/or the Seller. To the knowledge of the Company and the Seller, except as set out in Schedule 6.12(ii), no tax authority is asserting against the Company and/or the Seller, or threatening to assert against the Company and/or the Seller any deficiency or claim for reduction of tax credits, additional taxes, or interest thereon or penalties in connection therewith. The Company and Seller represent and warrant to its knowledge that all determinations of taxes due in any country or jurisdiction where the Assets are operated, and including but not limited to Germany, have been made in compliance with all applicable tax laws and neither Company nor Seller or any of them have received any notification of deficiency or need for increase of payments due.

6.13	IT Systems and Data. Except as set out in Schedule 6.13 of the Disclosure Schedules, the Company and the Seller, solely as it relates to the Assets, warrant that, to the knowledge of the Company and the Seller, there has been no material security breach or other material compromise of any of the Seller’s, the Company’s or their Affiliates’ information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology, that would reasonably have a material adverse effect on the Company, and all as it relates to and effect the Assets (hereinafter collectively referred to as “IT Systems and Data”) and the Company and/or the Seller have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any material security breach or other material security compromise to the IT Systems and Data. The Company and the Seller are presently in material compliance with all applicable Data Protection Laws. The term "Data Protection Laws" shall mean the EU General Data Protection Regulation 2016/679 ("GDPR"), the Electronic Communications Directive 2002/58/EC (and respective local implementing laws), and any and/or all applicable domestic and foreign laws, rules, directives and regulations pertaining to data privacy, data security and/or the protection of Personal Information and the term “Personal Information” shall mean individually-identifiable information from or about an individual.

6.14	Virtual Data Room. All Information provided in the virtual data room Project-Fuse (hereinafter the “Data Room”), which Data Room is provided and operated by iDeals Solutions group of companies (which group includes iDeals Solutions Group Limited a company registered in the United Kingdom with company registration number 08910705, Ideals Holding Limited (a company incorporated in Malta bearing company registration number C 87598) and iDeals Solutions Operations Limited a company incorporated in Malta bearing company registration number C87600 and their affiliates), (which information shall hereinafter be referred to as the “Data Room Information”) by the Seller to the Purchaser is, to the knowledge of the Seller, accurate in all material respects as at its respective date as stated therein, or, if any such Data Room Information is undated, as of the date of its delivery to the Purchaser’s Data Room Information website. Additionally, all information provided to the Purchaser in relation to the Purchaser’s due diligence requests, including information not provided in the Data Room, is, to the knowledge of the Seller, accurate and complete in all material respects as at its respective date as stated therein. There has been no change to the Data Room Information or any other information provided to the Purchaser, that would reasonably have a material adverse effect on the Company, since the date posted to the Data Room website or provided to the Purchaser, as the case may be that is material, except as has been disclosed by the Seller and/or the Company, or in a more recently posted document in the Data Room or other information provided to the Purchaser.

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6.15	The Company and Seller further represent to the best of their knowledge that:

a.	there are no arrangements or undertakings under which the Company (a) is borrowing any money, (b) is lending or has committed to lend any money, or (c) is a guarantor with respect to the obligations of any person;

b.	as it relates to the Assets, no other document or information exists, in relation to the Company, the Seller, the Shares, the Assets which has not been Disclosed to the Purchaser, all to the extent that the failure to disclose would reasonably expect to have a material adverse effect on the Company and the contents of which can in any way contradict the documents or information disclosed.

7.	ADDITIONAL COVENANTS – SERVICES PROVIDED DURING TRANSITIONAL PERIOD, BRAND OPERATIONS AND LICENSING

7.1	On or immediately prior to Closing, the Seller, the Purchaser, the Company or any affiliated entity required to facilitate the purposes hereof shall hereby bind themselves to enter into a Transition Services Agreement whereby the Seller, or any of its Affiliates shall provide continuation of services related to the Assets for all enterprise agreements, including content and data provider agreements, in force at the date of this Agreement, between the Seller and any third-party business serviced by the Seller, provided however, such services shall be contingent upon the consummation of the Closing contemplated hereunder. The Transition Services Agreement that shall be entered into by and between the Seller and the Company or any affiliated entity required to facilitate the purposes hereof and shall contain standard business provisions and shall materially include the terms and conditions contemplated in the above-mentioned Term Sheet and Letter of Intent.

7.2	Upon Closing, the Company, or any affiliated entity required to facilitate the purposes hereof may, at its sole election, retain and re-hire all the relevant marketing personnel employed by the Seller and/or the Company as of the Closing Date for which the Purchaser determines in its sole discretion is required to support the Transition Services Agreement as well as any and all related resources as solely determined by the Purchaser. Should the Purchaser or any affiliated entity required to facilitate the purposes hereof determine to re-hire such Seller's employees, it shall do so, at least according to their previously existing terms and conditions with the Seller. The Purchaser (or affiliate of Purchaser as hiring entity) will abide by any applicable laws and regulations relating to the retainment of such employees. Neither the Purchaser nor the Company nor any affiliate of Purchaser as hiring entity) shall maintain any liability in connection with any Seller employees and/or consultants which are not retained or re-hired by the Purchaser (or its affiliate hiring entity), and the Seller shall indemnify and hold the Purchaser, Company and any affiliated hiring entity harmless from same. As of the date of this Agreement, the Seller and/or the Company shall maintain no liability in connection with any Seller and/or the Company employees and/or consultants which are retained or re-hired by the Purchaser (or its affiliate hiring entity) and the Purchaser (or its affiliate hiring entity) shall indemnify and hold the Seller harmless from same.

7.3	On or immediately prior to Closing, the Seller and the Company shall enter into an Operator Services Agreement and the Migration Plan (as exhibited in Schedule G to this Agreement) as approved by the MGA.

7.4	The Transition Services Agreement and/or the Operator Services Agreement and/or the Migration Plan that shall be entered into by and between the Seller, the Purchaser and/or the Company or any of their affiliates as applicable, shall as a minimum include:

a.	Support of Seller, at the expense of the Purchaser as mutually agreed by the Parties, in furtherance of any business to consumer licence applications obtained or negotiated by the Purchaser, and/or the Company as then fully owned by the Purchaser and/or any of their affiliates as applicable and as further stated in the said agreements respectively

b.	A commitment by the Seller and/or any of their affiliates as applicable, at the expense of the Purchaser, to share office space as further specified in the said agreement respectively; and

c.	A commitment on the part of the Seller and/or any of their affiliates as applicable, to form a dedicated development team to execute and operate on any needed priorities of the Purchaser, and/or the Company as then fully owned by the Purchaser, and/or their affiliates as applicable and as further specified in the said agreements respectively, and all at the expense of the Purchaser.

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7.5	As of the Closing Date, within the terms and conditions of the Operator Services Agreement, the Seller shall commit for a period of four (4) years to operate on behalf of the Company, in addition to the Assets, two (2) additional ‘Purchaser-branded websites’ (Esportsbook.com and other URL brands to be determined solely by the Purchaser) pursuant to the Seller's operating license in any and all territories in which the Seller is licensed and operational as of the Closing Date as well as any additional territories in which the Seller may become licensed following the Closing Date and/or during the term of the Operator Services Agreement, subject to the commercial terms set-out therein and in the Term Sheet and Letter of Intent, specifically under section 3.1.

7.6	Within the terms and conditions of the Transition Services Agreement, the Seller and/or their Affiliates as may be applicable, also hereby commit to support with utmost good faith in negotiating and obtaining any business to business, and/or technology licences and in expanding its operations; in any and all territories in which the Purchaser and/or the Company or its affiliates are licensed and operational as of the Closing Date of this Agreement as well as any additional territories in which the Purchaser and/or the Company or their affiliates may become licensed and operational following the Closing Date, subject to good faith commercial negotiations and mutual written agreement of the Seller and Purchaser.

8.	EXCLUSIVITY

8.1	During the period commencing on the date of execution of the Term Sheet and Letter of Intent and terminating on the Closing Date such period shall be referred to as the “Exclusivity Period”), the Seller, the Company and any of their Affiliates, shall not, and shall cause their respective affiliates, financial advisors, consultants, accountants, attorneys, and other agents and representatives (the “Representatives”) not to (a) solicit or initiate the submission of any Acquisition Proposal (as defined hereunder); (b) initiate or participate in any discussions or negotiations regarding, or supply information in an effort to solicit, initiate or encourage, any Acquisition Proposal; or (c) enter into any agreement with respect to an Acquisition Proposal.

8.2	For the purposes of this clause the term “Acquisition Proposal” shall mean, except with regard to any recapitalization, merger, business combination, consolidation with or acquisition of or by the Seller, of all or substantially all of the Seller's shares or assets, any proposal, inquiry or offer from any person other than the Purchaser or any of its affiliates (i) to acquire, directly or indirectly, any portion of the Assets and/or Assigned Contracts or (ii) with respect to any recapitalisation, merger, business, combination, consolidation with or acquisition of or by the Company and/or Seller, related to the Assets and/or Assigned Contracts. The Seller, the Company and/or any of their shareholders, involved parties, Affiliates will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties other than the Purchaser and its Representatives with respect to any Acquisition Proposal.

8.3	Finally, during the Exclusivity Period (or its extension as applicable), neither the Seller nor the Purchaser, and their affiliates not, directly or indirectly: (i) hold or participate in discussions or enter into any transaction for the sale, transfer, licensing (not in the ordinary course of business) or other disposition of the Assets and/or Assigned Contracts that a result of which will be to frustrate the parties’ ability to consummate the transfer of the shares and consequently the Assets and/or Assigned Contracts as anticipated herein; or (ii) disclose any information related to the transfer/assignment of the Shares, Assets and/or Assigned Contracts not customarily disclosed to any person concerning the Seller and/or the Company or their business or afford to any person or entity access to the properties, books, records of the Company and/or the Seller or any Affiliate, other than in the ordinary course of business.

9.	INDEMNIFICATION; LIMITATION OF LIABILITY

9.1	In the event that any representation or warranty given by the Company and/or the Seller in this Agreement is shown to be incorrect the Seller agrees to indemnify the Purchaser against and hold the Purchaser harmless from any and all losses, damages, liabilities, out-of-pocket expenses, taxes, costs, fees and/or fines incurred or suffered by the Purchaser or any of its affiliates relating to or arising out of or in connection with a claim brought by a third party during the Survival Period (each, a "Claim"), in relation to any breach of any representation or warranty set out in clauses 6.7 and 6.12 ("Losses").

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9.2	De Minimis Threshold and Indemnity Basket - Any of the parties to this Agreement entitled to indemnification shall not have the right to:

a.	recover any Losses relating to any individual Claim or series of related Claims based on a similar set of operative facts unless such claim or series of related claims is greater than €100,000 (defined as the “De Minimis Amount”), in which case the party seeking to recover any Losses shall be entitled to recover for all such Losses in connection with such claim or series of related claims (including the De Minimis Amount); and

b.	be indemnified pursuant to this clause unless and until the party seeking indemnification, shall have incurred on a cumulative basis aggregate Losses in an amount exceeding €1,000,000 (the “Indemnity Threshold”), in which case the said party shall be entitled to seek indemnification for all such Losses, including the initial €100,000, but subject to the De Minimis Amount limitations; provided, however, that the Indemnity Threshold shall not apply to Losses to the extent arising from, in connection with, or as a result of:

i.	any breach of Clause 1.5, Clause 2.3, and Clause 4 here above;
ii.	any fraudulent breach by either party of any representation or warranty; and
iii.	any fraudulent or knowing and intentional breach by either party of any covenant contained in this Agreement; provided further, however, that Losses in connection with any individual claim or series of related claims based on a similar set of operative facts that do not exceed the De Minimis Amount shall be disregarded for the purposes of determining whether the Indemnity Threshold is exceeded.

9.3	Cap Amount. Other than for any Losses resulting directly from any fraudulent or intentionally wrongful conduct or action of a party hereto, the sum of all Losses pursuant to which indemnification is payable by, or overall liability imposed on, any of the parties pursuant to this Agreement, shall not exceed, in the aggregate, the amount of: (i) €12,000,000 with regard to breach of the Representations and Warranties indicated in Sections 5 and 6 (except for Sections 5.2, 6.2, 6.6, 6.7, and 6.12), and (ii) €60,000,000 with regard to breach of the Representations and Warranties indicated in clauses 5.2, 6.2, 6.6, 6.7, and 6.12 (the “Cap Amount”).

9.4	Recovery of up to the Cap Amount shall be the sole and exclusive remedy for all losses incurred or suffered as a result of breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement or an Ancillary Agreement.

9.5	The Seller shall not be liable for a Claim unless notice in writing summarizing the nature of the Claim and the amount claimed, has been given by or on behalf of the Purchaser to the Seller on or before the expiration of the Survival Period.

9.6	As soon as practical after receipt by the Purchaser of notice of the commencement or threatened commencement of any Claim which the Purchaser may seek indemnification from the Seller, the Purchaser shall give written notice of sufficient detail to the Seller of the assertion of such Claim, and the following shall apply:

a.	If any Claim is brought against the Purchaser, the Seller shall be entitled to assume the defence of such Claim with counsel reasonably satisfactory to the Purchaser.

b.	Should the Seller assume the defence of a Claim, the Purchaser shall have the right to participate in the defence thereof, including attending meetings, conferences, teleconferences, settlement negotiations and other related events (and to employ counsel at its own expense in connection therewith). If the Seller promptly assumes and diligently conducts the defence of any such Claim, the Purchaser shall reasonably cooperate with the Seller in the defence of such Claim, provided that no compromise or settlement of such claim may be effected by the Seller without the Purchaser's consent, unless (a) there is no finding or admission of any violation of any legal requirements or any violation of the rights of any person or (b) the sole relief provided is monetary damages that are paid in full by the Seller.

c.	Without the Seller's prior written consent, which shall not be unreasonably withheld or delayed, the Purchaser may not settle or compromise any Claim or consent to the entry of any judgment for which the Purchaser is seeking indemnification.

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d.	In the event that either the Seller or the Purchaser is required, pursuant to any disclosure requirements under applicable stock exchange rules or other applicable regulations or otherwise required by applicable law, to make any public announcement or press release in relation to a Claim and that public announcement or press release names another Party, or otherwise includes information from which another Party can be identified, the Party that is required to make such public announcement or press release shall not be permitted to do so without the prior written consent of the Purchaser (where the public announcement or press release is to be issued by the Seller or any of its affiliates) or the Seller (where the public announcement or press release is to be issued by the Purchaser or any of its affiliates), such consent not to be unreasonably withheld or delayed, unless such name or other identifiable information is deleted.

9.7	Any Claim notified in accordance with clause 9.5 shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn three (3) months after the date on which notice of the relevant Claim was given (and no new Claim may be made in respect of the same facts) unless on or before that date, legal proceedings have been issued, filed or otherwise served on the Seller in respect of the relevant Claim.

9.8	The Seller shall have no liability in respect of a Claim if and to the extent that such Claim is based upon a contingent liability unless and until such liability becomes an actual liability, and provided this occurs before the expiry of the Survival Period.

9.9	The Seller shall not be liable for a Claim to the extent that the Claim relates to (i) matters Disclosed, (ii) matters specifically and fully provided for in the Disclosure Schedules and/or (iii) events or circumstances of which the Purchaser and/or any of its Affiliates or any of their respective agents or advisers had actual knowledge prior to or at the Closing.

9.10	The Seller shall not be liable in respect of a Claim where the Purchaser is entitled to make a claim under a policy of insurance in respect of any matter or circumstance giving rise to the Claim unless the Purchaser first makes a claim against its insurers pursuant to the relevant policy. The Seller's liability in respect of any Claim shall be reduced by the amount recovered under any policy of insurance, or extinguished if the amount so recovered exceeds the amount of the Claim.

9.11	If the Purchaser is at any time entitled to recover or otherwise claim reimbursement from a third party in respect of any matter or circumstance giving rise to a Claim the following provisions shall apply:

a.	the Purchaser shall take all necessary steps to enforce such recovery or seek such reimbursement from the relevant third party; and shall do so before making a Claim against the Seller;

b.	the liability of the Seller in respect of the related Claim shall be reduced by the amount (if any) actually recovered from the relevant third party, or extinguished if the amount recovered exceeds the amount of the relevant Claim; and

c.	if the Seller makes a payment to the Purchaser in respect of a Claim and the Purchaser subsequently recovers from a third party a sum which is related to that Claim, the Purchaser shall promptly repay to the Seller the lower of (i) the amount recovered from such third party and (ii) the amount paid to the Purchaser by the Seller in respect of the relevant Claim.

9.12	The Seller shall not be liable in respect of any Claim if and to the extent that it arises, or its value is increased, as a result of a change in any law, legislation, rule or regulation (including any new law, legislation, rule or regulation) that comes into force or otherwise takes effect after the Closing Date of this Agreement.

9.13	The Purchaser shall not be entitled to recover damages, or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss, shortfall, damage, deficiency, breach or other event or circumstance related to any Claim.

9.14	The Purchaser agrees that, subsequent to the Execution Date, its ability to terminate this Agreement shall not be a remedy due to breach hereof unless Seller and/or Company is rendered incapable of performing at any time or has failed to perform at Closing Date its delivery to Purchaser of: (a) Key Contracts to be mutually identified by the Parties under Section 6.5, or (b) all or substantially all of the Assets (as defined in Schedule A Section II), taken as a whole. Seller and Company, and each of them, agrees that, subsequent to the Execution Date, its ability to terminate this Agreement shall not be a remedy due to breach hereof unless Purchaser or EBET is rendered incapable of performing at any time or has failed to perform at Closing Date its delivery: (a) under any of Sections 3, or (b) of any those deliverables referenced under Schedule C Section II.

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9.15	The Purchaser shall take all reasonable steps to avoid or mitigate any loss or liability that may give rise to a Claim.

9.16	Notwithstanding anything to the contrary in this Agreement, the Seller shall be liable solely for direct damages.

9.17	EBET hereby absolutely, unconditionally and irrevocably agrees to indemnify and keep indemnified each of the Sellers (including any of their shareholders, directors or employees) in full and on written demand against all and any losses, damages, liabilities, out-of-pocket expenses, taxes, costs, fees and/or fines incurred or suffered by them, arising out of or in connection with any failure by the Purchaser to discharge or perform any of its or its Affiliate's obligations pursuant to this Agreement or an Ancillary Agreement.

9.18	Effect of Insurance and Other Sources of Reimbursement. The amount of any claim for which indemnification shall be reduced by (i) the insurance proceeds received by the Indemnified Party with respect to any such claim net of any fees, costs and expenses or increased premiums incurred by such Indemnified Party in collecting such amount and (ii) any other amount recovered from third parties (as a result of indemnification, contribution, guarantee or otherwise) by the Indemnified Party (or its affiliates) with respect to any claim. If any Indemnified Party shall have received any payment with respect to any claim and has or shall subsequently have received insurance proceeds or other amounts with respect to such claim, then such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting the amount of the expenses reasonably incurred by it in procuring such recovery and any increase in premiums resulting solely from such recovery), but not in excess of the amount previously so paid by the Indemnifying Party.

9.19	Procedures. A Person seeking indemnification hereunder (an “Indemnified Party”) shall give a written notice (a “Notice of Claim”) specifying the facts constituting the basis for its claim and a good faith estimate of the amount of the claim (to the extent reasonably ascertainable), to the Person(s) from whom indemnification is sought hereunder (an “Indemnifying Party”); provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is materially prejudiced thereby.

9.20	If an Indemnified Party is seeking indemnification because of a claim asserted by any claimant other than an Indemnified Party (a “Third Party Claim”), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume and conduct the defense of the Third Party Claim with counsel reasonably acceptable to the Indemnified Party; provided that (i) the defense of such Third Party Claim by the Indemnifying Party will not have a material adverse effect on the Indemnified Party or any business thereof; (ii) the Indemnifying Party has sufficient financial resources to satisfy the amount of any adverse monetary judgment that is reasonably likely to result, and (iii) no conflict of interest arises that, under applicable principles of legal ethics, would prohibit a single counsel from representing both the Indemnifying Party and the Indemnified Party in connection with the defense of such Third Party Claim. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Party Claim with its own counsel at its own expense; provided, however, that if (A) any of the conditions described in clauses (i) - (ii) above fails to occur or ceases to be satisfied, or (B) the Indemnifying Party fails to take reasonable steps necessary to defend such Third Party Claim, then the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. If the Indemnifying Party elects not to defend the Indemnified Party with respect to such Third Party Claim, or fails to notify the Indemnified Party of such election within fifteen (15) days from the date the Indemnified Party delivers its Notice of Claim to the Indemnifying Party, the Indemnified Party shall have the right, at its option, to assume and control the defense of the matter at the expense of the Indemnifying Party, in such manner as it may deem reasonably appropriate.

9.21	Either Party assuming the defense of the Third Party Claim will keep the other Party reasonably informed of the progress of any such defense, compromise or settlement, provided, however, that the Party that has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the other Party, which consent will not be unreasonably withheld, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (1) does not include the giving by the claimant or the plaintiff of a complete release from all Liability in respect of such Third Party Claim, (2) grants any injunctive or equitable relief or (3) may reasonably be expected to have a material adverse effect on either Party or any business thereof. The Indemnified Party has the right to settle any Third Party Claim at the Indemnifying Party’s sole cost and expense, the defense of which has not been assumed by the Indemnifying Party or which is otherwise being defended by the Indemnified Party in accordance with the terms of this clause 9, provided that the Indemnified Party obtains the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, delayed or conditioned.

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9.22	Cooperation. Each of the Parties shall, and shall cause their respective affiliates (and their respective officers, directors, employees, consultants and agents) to, as may reasonably be related to any claim or action for which an Indemnified Party is seeking indemnification hereunder, make available to the other(s) all relevant information in his or its possession relating to any such claim as may be reasonably requested, provide access to the counsel, accountants and other representatives of each Party during normal business hours to all relevant properties, personnel, books, tax records, contracts, commitments and all other relevant business records of such other Party and furnish to such other Party copies of all such documents as may reasonably be requested (certified, if requested), and otherwise reasonably cooperate in the defense thereof, subject always to applicable laws, including the rules and regulations of any applicable regulator including but not limited to the Securities and Exchange Commission.

10.	CONFIDENTIALITY

10.1	Each party hereto shall keep confidential any non-public, proprietary information relating to the other party and its affiliates that was disclosed in the due diligence process or otherwise in connection with this Agreement, and shall not disclose it to others without the prior written consent of the other party, except to its professional advisers, directors, employees, or consultants who need to know the same in relation to the subject matter of this Agreement. The parties shall use such information solely for the purposes of evaluating the subject matter of this Agreement and any subsequent discussions between the parties in relation thereto. Subject to disclosure obligations under applicable laws and regulations, including stock exchange regulations (whereupon the party bound to make any disclosure shall give the other party, to the extent possible, prior notice of such disclosure and coordinate with such other party, to the extent possible, prior notice of such disclosure and coordinate such disclosure, to the extent possible, with such party), this Agreement and the parties’ interest in the transfer of Shares and subject-matter of this Agreement shall be deemed confidential information of all parties and shall not be disclosed in the absence of prior written consent of all parties.

10.2	The parties understand and acknowledge that the other party and/or its Affiliates have been engaged in technology, gaming, Internet, and mobile business for many years and have extensive experience, expertise, and knowledge of such industries. The parties also understand and acknowledge that the other party and/or its Affiliates engaged in, are invest and may further invest in other companies operating businesses similar to those of the other party or in the same field as the other party at any time. The parties agree that all such activities shall not impose on the other party any liability hereunder, provided that the receiving party does not use for such purposes any confidential information of the disclosing party in violation of the provisions hereof~~.~~

10.3	It is further understood and agreed that the parties may issue a press release (joint or otherwise) announcing the execution of the Agreement and/or the transaction and agree that each party may desire or be required to issue subsequent press releases relating to this Agreement or activities thereunder. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a party may not unreasonably withhold consent to such releases, and that either party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. Each party agrees to review each press release reasonably within twenty-four hours and no greater than forty-eight hours , unless a shorter period is required by any applicable laws, after receiving the press release from the other party. In addition, following the initial press release announcing this Agreement and/or the transaction, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of this Agreement that have already been publicly disclosed in accordance herewith. Additionally, both parties shall have the right to disclose and file any and all public filings or regulatory filings in any applicable jurisdiction, as may be necessary in order to abide by any laws and regulations including but not limited to securities laws.

11.	COSTS

11.1	Each party shall bear its own fees, costs and expenses in connection with this Agreement and any and all actions resulting herefrom including but not limited to the preparation, execution and carrying into effect of this Agreement and of all other documents referred to in it.

11.2	Any capital gains taxes or other tax consequence, if any, resulting herefrom or due by the Seller in connection with this Agreement in any applicable country or jurisdiction worldwide shall be borne by solely by the Seller

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11.3	Any taxes due by the Purchaser in Malta or any other applicable jurisdiction in respect of this transaction shall be borne by the Purchaser in terms of Maltese law or any other applicable jurisdiction, respectively.

11.4	Any expenses or payment liability incurred by any party or its subsidiaries, including change-of-control payments and bonuses, brokerage fees, and any fees paid to third parties for consents, waivers, and the like, will be borne by each relevant party as each such relevant party may have lawful commitments to same.

12.	MISCELLANEOUS

12.1	This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the subject matter hereof including that certain Term Sheet as amended.

12.2	If any term or provision in this Agreement (or any part of such a term or provision) shall be held by any Court or Tribunal of competent jurisdiction to be unenforceable, under any enactment or rule of law, such term or provision or part shall to that extent be deemed severable and not to form part of the Agreement, but the validity and enforceability of the remainder of the Agreement shall not be affected.

12.3	This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns.

12.4	The headings contained herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of any of the terms of this Agreement for the exchange of shares contemplated herein.

12.5	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute the same Agreement. No counterpart shall be effective until each party has executed at least one counterpart.

13.	GOVERNING LAW AND JURISDICTION

13.1	The parties agree that the validity, interpretation, and enforcement of this Agreement, shall be governed exclusively by the laws applicable in the Republic of Malta.

13.2	In the event of any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination, interpretation, or validity thereof, the parties to this Agreement shall make every reasonable effort to resolve the dispute through good faith negotiation, and if the dispute cannot be resolved through good faith negotiation it shall be decided exclusively by arbitration in Malta in accordance with Part V (International Arbitration) of the Malta Arbitration Act and the Arbitration Rules of the Malta Arbitration Centre as at present in force. The appointing authority, if the Parties do not agree, and administrator shall be the Malta Arbitration Centre. The number of arbitrators shall be one as agreed by the Parties, and if they fail to agree within ten (10) days, then the arbitrator shall be appointed by the Malta Arbitration Centre. The place of arbitration shall be Malta. The language to be used in the arbitral proceedings shall be English. All information relating to the Arbitration proceedings shall be kept confidential between the parties and their representatives.

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14.	NOTICES

14.1	All notices to be given pursuant to the provisions of this Agreement shall be sent by hand delivery, registered mail, or reputable overnight courier service to the parties using the contact details indicated below:

For the Company and the Seller:

Name: Isaac (Tsachi) Maimon

Designation: CEO

Address: 135, High Street, Sliema, Malta

Mobile Number: [***]

For the Company:

Name: David Magri

Designation: Director

Address: 135, High Street, Sliema, Malta

Mobile Number: [***]

For the Purchaser:

Name: Aaron Nicholas Speach

Designation: Director

Address: Level 3 (Suite no. 2873), Tower Business Centre, Tower Street, Swatar, Birkirkara BKR4013, Malta

Via Fax at [***]

For EBET:

Name: Aaron Nicholas Speach

Designation: Director

Address: 197 E. California Ave., Ste. 302, Las Vegas, Nevada 89104, United States of America

Via Fax at [***]

14.2	Service of any notices shall be deemed to be completed upon delivery to the appropriate party at its address stated above under clause 14.1, or to a new address if the other has been notified in writing of any change thereto.

14.3	Any other urgent communication shall be communicated between the parties using the above contact details, unless otherwise agreed upon between the parties.

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IN WITNESS WHEREOF the parties hereto have executed this Share Purchase Agreement on the date set forth hereinabove.

/s/ Isaac Maimon	/s/ Isaac Maimon
Isaac Maimon	Isaac Maimon
f/obo Aspire Global International Limited	f/obo Aspire Global International Limited
Seller 1	Seller 1

/s/ Isaac Maimon	/s/ Isaac Maimon
Isaac Maimon	Isaac Maimon
f/obo AG Communications Limited	f/obo AG Communications Limited
Seller 2	Seller 2

/s/ Isaac Maimon

Isaac Maimon

f/obo Aspire Global 7 Limited

Seller 3

/s/ Isaac Maimon

Isaac Maimon

f/obo Aspire Global plc

Seller 4

/s/ Aaron Nicholas Speach

Aaron Nicholas Speach

f/obo ESPORTS PRODUCT TECHNOLOGIES MALTA LTD.

Purchaser

/s/ Aaron Nicholas Speach

Aaron Nicholas Speach

f/obo ESPORTS TECHNOLOGIES, INC.

/s/ Isaac Maimon

Isaac Maimon

f/obo Karamba Limited

Company

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